Exhibit 8.1

Cool Company Ltd.

List of Subsidiaries

Entity Name	Jurisdiction of Formation
Golar Hull M2022 Corp.	Marshall Islands
Kool Glacier Corporation	Marshall Islands
Kool lce Corporation	Marshall Islands
Golar LNG NB11 Corporation	Marshall Islands
Golar Hull M2021 Corp.	Marshall Islands
Golar Hull M2047 Corp.	Marshall Islands
Golar Hull M2027 Corp.	Marshall Islands
Kool Frost Corporation	Marshall Islands
The Cool Pool Limited	Marshall Islands
Cool Company Management d.o.o.	Croatia
Cool Company Management AS	Norway
Cool Company Management Ltd.	England and Wales
CoolCo Management Sdn. Bhd.	Malaysia